                                  February 3, 1999



Mr. Gerald S. Gutterman
27 Pondfield Parkway
Mt. Vernon, NY 10552

Dear Jerry:

     This letter sets forth our agreement concerning your arrangement with Sequa Corporation, a Delaware corporation (the
"Company") to provide contract services as a consultant.

     1.   The term of this Agreement shall be for a period of two
(2) years, commencing with the date of your retirement, unless sooner terminated in accordance with the provisions hereof (the "Term") and will continue as specified below. The date of your retirement will be June 1, 1999.

     a. You are to work not more than 75% of the normal work year for the Company as a consultant and will work directly under and report to the Chairman or as directed by the Company's Board of Directors on such special assignments as may be directed by them or by the Chairman. The place of services is New York City, New York, or any other location of the principal office of the Company.

     b. As your compensation, the Company will compensate you at the rate of Three Hundred Thousand ($300,000) Dollars per year during the term of your contract hereunder, payable in equal bi-weekly installments. You will also be granted, subject to the approval of the Board of Directors, a five-year non-qualified stock option for 5,000 shares of Class A Common Stock of the Company at the fair market value on the date of the grant. The option will vest in three approximately equal installments beginning on the first anniversary of the date of grant and be subject to those terms and conditions approved by the Board of Directors as set forth in the award agreement

     c. In addition to the foregoing compensation you shall be entitled, during the term of your contract hereunder, to the following:

     (i) The use of a Company leased car in accordance with Company policy generally applicable to its senior executive officers.

     (ii) To participate in the same medical, dental and life insurance programs that are generally provided by the Company to its employees, in each case in accordance with the terms and subject to the conditions of such programs as in effect from time to time hereafter (including deduction by the Company from your compensation of such amounts as may be necessary for the maintenance of such coverage). In addition to the above, you and your eligible dependents shall be entitled to coverage under the Company's Senior Executive Medical Plan as long as it is made available, on a general basis, to senior executive officers of the Company limited to a maximum reimbursement of $10,000 during any calendar year with the exception of calendar year 1999, where the normal maximum of $20,000 will apply. It is specifically agreed that participation in all other forms and types of benefits programs is specifically not applicable to you, with the exception of Travel Accident Insurance, and Accidental Death and Dismemberment (AD&D), which shall be applicable when you may be asked to travel in the course of you assignments.

     (iii) Reimbursement of all authorized, reasonable travel, entertainment and other expenses paid or incurred by you in the performance of your business obligations hereunder and you shall provide receipts or other appropriate evidence of such expenses.

     (iv) Reimbursement for membership in your health club, on the same basis as heretofore.

     d. All of the foregoing compensation and benefits shall be subject to the payment by you of applicable federal, state and local taxes.

     e. You may terminate this Agreement prior to the expiration of the Term on no less than ninety (90) days' prior written notice, to Counsel for the Company (which notice shall fix the date of termination). The Company shall have the right at any time prior to the expiration of the Term to terminate this Agreement for Due Cause (as defined below), which termination shall be effective immediately upon the issuance by the Company of written notice to you. For purposes of this Agreement, "Due Cause" shall mean: (i) a breach by you of the provisions of paragraphs (f) and (g) hereof;
(ii) your conviction (including a conviction on a nolo contendere plea) of a felony; (iii) your theft or misappropriation of Company assets; (iv) any willful, intentional, or grossly negligent act by you having the effect of injuring the reputation or business of the Company (or any of its affiliates); (v) your repeated or continued failure, inability, neglect, or refusal to perform your services hereunder as a consultant to the Company; or (vi) your death. Termination of this Agreement shall have no affect upon the terms and conditions of paragraphs (f) and (g) hereof, which shall remain in full force and effect and shall continue to bind you. Upon termination of the term of your contract hereunder, as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement except for benefits available to you under accrued and unpaid compensation and authorized expenses. Notwithstanding anything contained in the foregoing to the contrary, if the Company should terminate your services, you shall be entitled to continued medical and dental insurance programs as may be generally provided by the Company to its employees through COBRA, in each case in accordance with the terms and subject to the conditions of such programs as are in effect on the termination date of this Agreement, including any required participant contributions.

     f. (i) You agree not to disclose any secret or confidential information pertaining to the business of the Company without its consent, either before or after any termination of your services with the Company; and further that, upon any such termination, you will deliver to the Company all notes, drawings, blueprints and other papers belonging to the Company.

     (ii) You agree to assign to the Company the entire right, title and interest, for the United States of America and all foreign countries, in and to any and all inventions made, conceived, or acquired (either alone or jointly with another) by you during the term of your services hereunder which result from work assigned to you by the Company, or any other inventions which are made on the time of or at the expense of or with the materials or labor of the Company. At any time hereafter, whether or not you are then under contract to the Company, upon request and without charge you will execute appropriate documents to implement this covenant.

     (iii) You agree to make prompt, full and complete disclosure to the Company of any and all inventions and improvements made by you during the term of your services by the Company which relate to the business of the Company, whether or not patentable and whether or not coming within the provisions of paragraph f(ii) hereof.
     g. You have represented that you have no agreement with or obligations to others in conflict with this Agreement; that there are no representations, warranties, provisions or undertakings other than those contained in this Agreement which constitutes the entire agreement between us and shall not be modified or changed except in writing signed by one of our duly authorized officers.

     If the foregoing is in accordance with your understanding of the terms of your employment by the Company, please be good enough to sign and return to the undersigned the enclosed duplicate of this letter, whereupon this shall become a binding agreement between us.

                                             Very truly yours,

                                   SEQUA CORPORATION



                                   By ---------------------------







        ACCEPTED AND APPROVED:


     ----------------------------------------------------
     Gerald S. Gutterman


            Dated ---------------------------------------